Exhibit 4

STOCK DISTRIBUTION AND ASSIGNMENT AGREEMENT

THIS STOCK DISTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of December 29, 2011 (the “Effective Date”), by and among OCM SPIRIT HOLDINGS II, LLC, a Delaware limited liability company (“Transferor”) and the members listed on the signature pages hereto (collectively, “Transferees”).  Capitalized terms that are used but are not otherwise defined herein shall have the meanings given to them in the Amended and Restated Limited Liability Company Agreement of Transferor, dated as of July 13, 2006, as amended by that Amendment to the Amended and Restated Limited Liability Company Agreement, dated as of December 29, 2011 (as amended, the “LLCA”).

WHEREAS, Article V of the LLCA authorizes the dissolution, winding up and termination of the Transferor upon the occurrence of an initial public offering by Spirit Airlines, Inc. (the “Company”).

WHEREAS, the Company completed its initial public offering on June 1, 2011.

WHEREAS, the manager of the Transferor has determined to dissolve, wind-up and terminate the Transferor in accordance with the provisions of the LLCA, and make such member distributions in accordance with the terms and provisions of the LLCA.

WHEREAS, in accordance with the member distribution provisions of the LLCA, the Transferor desires to transfer to the Transferees, and the Transferees desire to accept and acquire from Transferor, the common stock, par value $0.0001 per share, of the Company in the amounts set forth opposite each Transferee’s name on Schedule A hereto (collectively, the “Shares”), upon the terms and subject to the conditions of this Agreement.

WHERAS, Transferor is a beneficiary under that certain Tax Receivable Agreement, dated as of June 1, 2011 (the “TRA”), between the Company, OCM FIE LLC, a Delaware limited liability company (“OCM FIE”), and Indigo Pacific Partners LLC, a Delaware limited liability company (“Indigo”), pursuant to which the Company agreed to pay the Transferor 36.6361334% of certain tax benefit payments as an owner of the Shares (the “Transferor Tax Benefit”).

WHEREAS, the TRA restricts the ability of the Transferor to assign its rights under the TRA without the consent of the Company and each of the Stockholder Representatives (as such term is defined in the TRA).

WHEREAS, pursuant that certain Transfer Agreement, dated as of June 1, 2011, made by and between the Company, the Transferor, OCM Spirit Holdings, LLC, a Delaware limited liability company (“Holdings”), OCM Spirit Holdings III, LLC, a Delaware limited liability company (“Holdings III”), OCM Spirit Holdings III-A, LLC, a Delaware limited liability company (“Holdings III-A”), POF Spirit Foreign Holdings, LLC a Delaware limited liability company (“Foreign Holdings” and together with the Transferor, Holdings II, Holdings III and Holdings III-A, the “Oaktree Stockholders”), OCM FIE, and Indigo, each of the Company and the Stockholder Representatives agreed to consent to the transfer of the rights of each of the Oaktree Stockholders (including the Transferor) under the TRA to the respective members of such Oaktree Stockholder (including the Transferees).

WHEREAS, Transferor desires to assign its rights to receive the Transferor Tax Benefit under the TRA to the Transferees in connection with the distribution of Shares.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Transfer of Shares.  Transferor hereby irrevocably transfers, conveys, assigns and delivers to the Transferees all of Transferor’s right, title and interest in the number of Shares set forth opposite such Transferee’s name on Schedule A attached hereto, as a member distribution to the Transferees pursuant to Article III of the LLCA.  The transactions contemplated by this Section 1 shall be effective as of the date of this Agreement. Each Transferee other than OCM Spirit Holdings III-A, LLC hereby agrees that the Shares that it receives in connection herewith shall not be entitled to either demand or piggyback registration rights under that Second Amended and Restated Investor Rights Agreement, as amended, dated July 13, 2006, among the Company and the other investors party thereto and shall have no further registration rights thereunder and acknowledges and agrees that the Company is entitled to rely on the agreement set forth in this sentence as an intended third party beneficiary and to enforce the provisions of this sentence as if it were a party to this Agreement.

1.1           Book-Entry Transfer.  Transferor shall take commercially reasonable steps to cause the Company and the Company’s transfer agent to make a book-entry transfer to the accounts designated by the Transferees in writing of the number of Shares set forth opposite the name of such Transferee on Schedule A attached hereto following the distribution of the Shares to the Transferees pursuant to the terms hereof.

2.             Representation of Transferees.  Each Transferee hereby represents that it is a “citizen of the United States” or an entity that otherwise qualifies as a citizen of the United States within the meaning of Section 40102(a)(15) of Title 49, U.S.C., as amended, and agrees that such representation may be relied on by the Company without further independent verification for purposes of maintaining the Company’s records with respect its foreign stock record.

3.             Assignment.  The Transferor hereby assigns to each Transferee the right to receive payment of a portion of the Transferor Tax Benefit in an amount equal to the percentage set forth opposite such Transferee’s name on Schedule A attached hereto multiplied by the Transferor Tax Benefit payable pursuant to the TRA as of the Effective Date.

4.             Miscellaneous.

4.1           Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such document.

4.2           Governing Law; Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

4.3           Further Assurances.  Each Transferor and Transferee agrees to execute, acknowledge and deliver all such further certificates, instruments and other documents, and to take all such further action as may be necessary or appropriate to effectuate the intent and purposes, and carry out the terms, of this Agreement and to satisfy each other condition to the obligations of the other parties contained in this Agreement.

4.4           Waivers; Amendments.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Transferor and Transferee.

4.5           Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stock Distribution and Assignment Agreement as of the date first written above.

TRANSFEROR:

OCM SPIRIT HOLDINGS II, LLC

By: Oaktree Capital Management, L.P.
Its: Manager

By:
Name:
Title:

By:
Name:
Title:

TRANSFEREES:

OCM SPIRIT HOLDINGS III-A, LLC

By: Oaktree Capital Management, L.P.
Its: Manager

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Stock Distribution Agreement

SUSHC, LLC

By:
	Name:	Joseph F. Mazzella
	Title:	Managing Member

TAURUS INVESTMENT PARTNERS LLC

By:
Name:
Title:

NEVADA SPIRIT, LLC

By: Passen Enterprises, LLC

Its: Sole Member

By:
Name:
Title:

SCHEDULE A

Transferee	Number of Shares distributed to Transferee	Percentage of Transferor Tax Benefit
OCM SPIRIT HOLDINGS III-A, LLC c/o Oaktree Capital Management, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attn: Cass Traub	15,589,564	75.7%
SUSHC, LLC c/o Highfields Capital Management 200 Clarendon Street Boston, MA 02116 Attn: Joseph F. Mazzella	3,117,912	15.2%
TAURUS INVESTMENT PARTNERS LLC 5757 Collins Avenue Miami, FL 33140 Attn: Jacob Schorr	908,241	4.4%
NEVADA SPIRIT, LLC 2700 Lighthouse Point East, Suite 626 Baltimore, Maryland 21224 Attn: Dr. Passen	971,076	4.7%
Total:	20,586,793	100%